UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2013, Advaxis, Inc. (the “Company”) and Global BioPharma, Inc., a corporation organized under the laws of the Republic of China, (“GBP”) entered into an Exclusive License and Technology Transfer Agreement (the “Agreement”).

Pursuant to the Agreement, the Company granted GBP an exclusive license (with a right to sublicense) to certain technology, know-how, trade secrets, proprietary information and patents relating to (i) the prevention and treatment of Human Papillomavirus (“HPV”) associated diseases; (ii) pharmaceutical products containing ADXS-HPV, an immunotherapy that is designed to target cells that have been transformed into dysplastic and malignant tissues by HPV, as the active ingredient; and (iii) ADXS-HPV. Under the license grant, GBP has the right to develop, manufacture, have manufactured, import, use and commercialize certain pharmaceutical products indicated for HPV-associated diseases in the following territories: (i) all countries and territories in the continent of Africa except for Algeria, Egypt, Eritrea, Kenya, Libya, Morocco, Sudan, Tunisia, and Western Sahara; (ii) all countries and territories in the continent of Asia except for Armenia, Bahrain, Bangladesh, Bhutan, Burma, India, Iran, Iraq, Jordan, Kuwait, Lebanon, Malaysia, Maldives, Nepal, Oman, Pakistan, Qatar, Saudi Arabia, Sri Lanka, Syria, United Arab Emirates and Yemen; and (iii) Azerbaijan, Belarus, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Latvia, Lithuania, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan (collectively, the “Territory”).

In connection with the execution of the Agreement, the Company shall receive an annual license fee. This annual license fee expires on the year that GBP commences royalty payments. The Company shall also receive (i) event-based milestone payments and (ii) royalties in the single to double digits based on certain net sales of pharmaceutical product(s) that (a) includes ADXS-HPV as the active ingredient or (b) uses or embodies the licensed technology, in each case, for use in connection with all present and future indications related to HPV-associated diseases (“Product(s)”) in the Territory. According to the Agreement, the annual license fees referenced above will be creditable against any future royalty payments until all such annual license fees previously paid by GBP have been fully credited against the royalty payments. In addition, GBP will make an investment in Advaxis by purchasing from the Company a specified number of shares of its common stock at market price. GBP will also have an option to purchase certain additional shares of Advaxis stock from the Company at a 150% premium to the stock price on the effective date of the Agreement.

Additionally, GBP, at its cost, shall provide up to one third of the patients, but not more than 150 patients, needed for the Company’s U.S. registrational study relating to invasive cervical cancer.

Pursuant to the terms of the Agreement, GBP will be responsible for developing the Product in the Territory at its own costs. In consideration of the development expenses to be incurred by GBP in the Territory, the Company will pay GBP a cross royalty at a rate of significantly less than one percent relating to the Company’s U.S. sales of Products during the royalty term.

GBP will seek and maintain regulatory approval of Products in the Territory. As per the terms of the Agreement, the Company will initially conduct the manufacturing, packaging, labeling, release testing, and stability testing for laboratory and clinical supplies required for obtaining regulatory approval in the Territory for each such Product. GBP will pay for all of the Company’s costs associated with clinical and commercial supplies of the Product, provided that these costs do not exceed a budget agreed to by the Company and GBP.

Pursuant to the Agreement, GBP is obligated to, at its cost, develop manufacturing capabilities so that it may act as a primary or secondary source of finished product manufacturing for the Company outside of the Territory. The Company will transition the manufacturing, packaging, labeling, release testing, and stability testing for laboratory and clinical supplies required for obtaining regulatory approval in the Territory to GBP as soon as reasonably practicable.

The Agreement expires on the date of expiration of all royalty and other payment obligations under the Agreement, unless earlier terminated upon the mutual written agreement of the Parties or in accordance with various termination provisions set forth therein. The term associated with royalty payments expires upon the later of twenty (20) years from the Agreement’s effective date or the expiration of the last valid patent claim covering a Product.

Item 7.01	Regulation FD Disclosure.

On December 9, 2013, the Company issued a press release announcing the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The information contained in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Description
99.1	Press Release dated December 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
Name: Daniel J. O’Connor
Title: Chief Executive Officer

Date: December 13, 2013